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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Timberland Company on Form S-8 of our reports (which reports on the financial statements express an unqualified opinion and include an explanatory paragraph relating to the change in the method of accounting for excess of fair value of acquired assets over cost and goodwill in 2002) dated February 5, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Timberland Company for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 14, 2004

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INDEPENDENT AUDITORS' CONSENT